Exhibit 23

                          Independent Auditors' Consent


The Board of Directors
TierOne Corporation:

We consent to incorporation by reference herein of our report dated February 13, 2004, except as to note 24, which is as of February 27, 2004, relating to the consolidated balance sheets of TierOne Corporation and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of TierOne Corporation.


                                              /s/ KPMG LLP


Lincoln, Nebraska
March 10, 2004